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                                  Exhibit 21.1

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
1.       Family Safety Products, Inc., a Georgia corporation.

2. Boss Manufacturing Holdings, Inc., f/k/a American Consumer Products, Inc., a Delaware corporation.

3.       Promotional Marketing, Inc., a Delaware corporation.

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